Exhibit 99.1

Regal Life Secures Foothold in China’s Rapidly Expanding
 Wine Market through Equity Investment

PHOENIX, AZ — February 4, 2009 — Regal Life Concepts, Inc. (OTCBB: RGLC) announced today that it has signed a Capital Increase and Equity Investment Agreement, along with related agreements and contracts required by Chinese regulatory bodies, with Guangzhou Awa Wine Co. Ltd. (“AWA Wine”).  The company had previously announced on November 17, 2008, that it had entered into a letter of intent with AWA.

Under the terms of this agreement, Regal Life will make cash contribution of approximately U$500,000 to acquire an initial 26% stake in AWA Wine, subject to Chinese regulatory approval.  Upon the successful achievement of various business milestones mandated in the executed agreements, Regal Life has the option to increase its equity interest to a 51% equity interest in AWA Wine with an additional $500,000 investment.

The AWA Wine network currently comprises 16 established corporate-owned and franchised locations throughout China that is servicing in excess of 50,000 members.  The new joint venture will, among other initiatives, lead to the opening of additional corporate-owned AWA Wine locations in China and the development of an improved IT infrastructure to enhance backend administration, sales and logistics support.  AWA anticipates that, with the proper funding, it will expand its network to 100 AWA Wine Club locations and 1 million active AWA Wine Club members by 2013.

“We are very pleased to make this strategic investment in AWA Wine.  This investment represents a significant step in the Chinese market that is strategically important to the growth of our business.” said Eric Wildstein, CEO of Regal.  “We believe that our investment will strategically position Regal at an important juncture in China’s rapidly growing imported wine industry. The Chinese economy has been the fastest growing economy in the world for the last three decades, averaging double-digit growth for the last seven years.  While the credit crisis has hampered the growth in the West, China is still on track for a solid growth path in 2009, fostered by decisive government measures to stimulate its economy coupled with its massive internal consumer base.”

Commented Nie Weifeng, General Manager of AWA Wine: “China is an emerging wine market with the highest growth potential in the world. Its annual growth exceeds 10 percent, while the global market grows at less than 1 percent a year.  With this cooperative joint venture, we strongly believe we can increase our imported wine market share by bringing in foreign management experience, including the establishment of brand recognition, cultivation of customer loyalty and the development of a wine boutique program.”. He added: “We view Regal Life as an ideal strategic partner and undoubtedly this joint venture will bring long-term benefits to both partners.”

China Wine Marketplace

The wine market capacity in China shows significant potential. During January to July 2008, China yielded 507,000 tons of wine, an accumulated growth rate of 66%.  According to the Global Wine Statistical Compendium, with current annual Chinese consumption of wine at only about a half-liter per capita compared to the current world average of 3.5 liters per capita per year, there is huge potential market growth for the imported wine industry in China.  With improvement in the supervision and regulatory climate for the imported wine industry, together with the maturity of consumption of domestic wine products, market competition appears to be intensifying and foreign wine products appear to be strengthening their competitiveness in the Chinese market.

Further information

Please feel free to call Investor Communications toll-free on 1-888-367-3077 to obtain further information.  Please visit: www.regallifeconcepts.com
About Regal Life Concepts, Inc.

Regal Life Concepts, Inc. is a publicly traded company with headquarters in Phoenix, Arizona.  Regal Life Concepts, Inc. is strategically positioning itself in the health, wellness and lifestyle arena and is investigating further opportunities throughout Asia.  Regal Life Concepts, Inc. trades on the NASDAQ OTC BB under the ticker symbol: RGLC.  The company has identified two major growth industries – Wine Distribution Industry and Health and Wellness Tourism.

About Guangzhou AWA Wine Co., Ltd.

Established in 2005, AWA Wine is a wine importer and distributor in China with a unique and innovative business approach to capitalize on the rapid growth in the number of Chinese imported wine consumers.  Its expansion model has allowed the company to scale its business rapidly – now selling products and services through China.

On behalf of the Board

Eric Wildstein, President

Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements that are subject to risks and uncertainties.  Words such as “expects”, “intends”, “plans”, “may”, “could”, “should”, “anticipates”, “likely”, “believes” and words of similar import also identify forward-looking statements.  Forward-looking statements are based on current facts and analyses and other information that are based on forecasts of future results, estimates of amounts not yet determined and assumptions of management, including, but not limited to, the Company’s belief that Regal Life Concepts, Inc. can identify and successfully negotiate business prospects in Asia, and that the Company can successfully operate such prospects.  Actual results may differ materially from those currently anticipated due to a number of factors beyond the reasonable control of the Company.  Additional information on risk and other factors that may affect the business and financial results of the Company can be found in filings of the Company with the U.S. Securities and Exchange Commission.

Contact:

Regal Life Concepts, Inc.
Investor Communications
Toll-Free: 1-888-367-3077
Email: ir@regallifeconcepts.com
www.regallifeconcepts.com